Exhibit 4(c)(21)

Home Office: Cincinnati, Ohio

Administrative Office: [P.O. Box 5423, Cincinnati, Ohio 45201-5423]

S&P 500

1-YEAR

10% BUFFER WITH DUAL PERFORMANCE TRIGGER

INDEXED STRATEGY

Crediting Strategy Endorsement

Index Loss Subject to a 10% Buffer for Each Term

Trigger Rate Credited for Each Term if Index Gain or Index Loss within 10% Buffer

Term

Each Term for this Strategy is one year long.

Gain or Loss

Each day, the value of the Strategy includes the Gain or Loss for the Term.

Gain or Loss is calculated on the remaining investment base for the current Term. For this purpose, the investment base is equal to:

1)	the amount applied to this Strategy at the start of the Term; minus

2)	amounts used to pay for each withdrawal or charge that is taken from this Strategy during the Term.

Gain or Loss at the End of a Term

After the final Market Close of a Term:

1)	if the change in the S&P 500® Index for that Term is zero, is positive, or is negative but does not exceed the Buffer, then the Gain for that Term is equal to the Trigger Rate for that Term; or

2)	if the change in the S&P 500 Index for that Term is negative and exceeds the Buffer, then the Loss for that Term is equal to the decrease in the value of the index in excess of the Buffer.

The change in the S&P 500 Index for a Term is expressed as a percentage of the value of the index at the start of the Term. It is measured from the value of the index at the last Market Close on or before the first day of the Term to the value of the index at the final Market Close of the Term. The value of the index is the standard industry value of the index.

Gain or Loss before the End of a Term

Before the final Market Close of a Term, any Gain or Loss for that Term is a percentage equal to:

1)	the net option value for the Strategy as of the most recent Market Close of the Term; minus

2)	the amortized option cost as of the most recent Market Close of the Term; and minus

3)	Trading Cost.

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The net option value as of a Market Close is a percentage equal to:

1)	the value of the ITM Binary Call Option calculated for the Market Close; minus

2)	the value of the OTM Put Option calculated for the Market Close.

The amortized option cost is a percentage equal to:

1)	the net option value for the Strategy calculated for the beginning of the Term; multiplied by

2)	the number of days remaining until the final Market Close of the Term divided by 365.

ITM Binary Call Option

The ITM Binary Call Option is a hypothetical call option (or collection of options) that will pay the holder an amount equal to the Trigger Rate multiplied by the investment base if the change in the S&P 500 Index for the Term is zero, is positive, or is negative but does not exceed the Buffer.

OTM Put Option

The OTM Put Option is a hypothetical put option that will pay the holder an amount equal to the percentage decrease, if any, in the S&P 500 Index from the last Market Close on or before the start of the Term to the final Market Close of the Term, but only to the extent the percentage decrease exceeds the Buffer.

Option Values

The values of the ITM Binary Call Option and OTM Put Option are calculated by us using a market standard model for valuing an option. Each value is stated as a percentage of the index value at the last Market Close on or before the first day of the Term.

Trigger Rate

The Trigger Rate is the rate of return used to determine the Gain, if any, for that Term. We will set the Trigger Rate for each initial or renewal Term of this Strategy before the first day of that Term. For a given Term, we may set a different Trigger Rate for amounts attributable to Purchase Payments received on different dates. The Trigger Rate for each Term of this Strategy shall never be less than 1%.

Buffer

The Buffer is the decrease in the value of the S&P 500 Index for a Term that is disregarded when determining the Loss, if any, for that Term. The Buffer for each Term of this Strategy is 10%.

Trading Cost

Trading Cost is the estimated cost of selling the hypothetical option before the end of a Term. It is a percentage set by us from time to time to reflect the average difference between the Option Values and market bid prices.

Market Close

A Market Close for this Strategy is the close of the core trading session of the New York Stock Exchange on each day that is a Market Day.

Index Information

The S&P 500® Index is the Standard & Poor’s 500TM Index. The value of the index excludes any dividends that may be paid by the firms that comprise the Index.

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[The “S&P 500 Index” is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and has been licensed for use by MassMutual Ascend Life Insurance Company. S&P®, S&P 500®, US 500, The 500, iBoxx®, iTraxx® and CDX® are trademarks of S&P Global, Inc. or its affiliates (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); It is not possible to invest directly in an index. MassMutual Ascend Life Insurance Company Products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the owners of the MassMutual Ascend Life Insurance Company’s Products or any member of the public regarding the advisability of investing in securities generally or in MassMutual Ascend Life Insurance Company’s Products particularly or the ability of the S&P 500 Index to track general market performance. Past performance of an index is not an indication or guarantee of future results. S&P Dow Jones Indices’ only relationship to MassMutual Ascend Life Insurance Company with respect to the S&P 500 Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500 Index is determined, composed and calculated by S&P Dow Jones Indices without regard to MassMutual Ascend Life Insurance Company or the MassMutual Ascend Life Insurance Company’s Products. S&P Dow Jones Indices has no obligation to take the needs of MassMutual Ascend Life Insurance Company or the owners of MassMutual Ascend Life Insurance Company’s Products into consideration in determining, composing or calculating the S&P 500 Index. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of MassMutual Ascend Life Insurance Company’s Products. There is no assurance that investment products based on the S&P 500 Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment adviser, commodity trading advisory, commodity pool operator, broker dealer, fiduciary, promoter” (as defined in the Investment Company Act of 1940, as amended), “expert” as enumerated within 15 U.S.C. § 77k(a) or tax advisor. Inclusion of a security, commodity, crypto currency or other asset within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, commodity, crypto currency or other asset, nor is it considered to be investment advice or commodity trading advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY MASSMUTUAL ASCEND LIFE INSURANCE COMPANY, OWNERS OF THE MASSMUTUAL ASCEND LIFE INSURANCE COMPANY’S PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. S&P DOW JONES INDICES HAS NOT REVIEWED, PREPARED AND/OR CERTIFIED ANY PORTION OF, NOR DOES S&P DOW JONES INDICES HAVE ANY CONTROL OVER, THE MASSMUTUAL ASCEND LIFE INSURANCE COMPANY PRODUCT REGISTRATION STATEMENT, PROSPECTUS OR OTHER OFFERING MATERIALS. THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MASSMUTUAL ASCEND LIFE INSURANCE COMPANY, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.]

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GAIN OR LOSS UNDER THIS CREDITING STRATEGY IS DETERMINED IN PART BASED ON THE S&P 500 INDEX. HOWEVER, THIS CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY EQUITY INVESTMENTS.

This Endorsement is part of your Contract. It is not a separate contract. It changes your Contract only as and to the extent stated. In all cases of conflict with the other terms of the Contract, the provisions of this Endorsement shall control.

Signed for us at our office as of [the Contract Effective Date][XX/XX/XXXX].

[ ]	[ ]
[Mark F. Muething]	[John P. Gruber]
[President]	[Secretary]

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